EXHIBIT 1.1

LOGITECH INTERNATIONAL S.A.

ARTICLES OF INCORPORATION

APPROVED BY THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

ON JUNE 27, 2002

TITLE 1

CORPORATE NAME—REGISTERED OFFICE—PURPOSE—DURATION

Article 1

There exists under the corporate name

“Logitech International S.A.”

a corporation (société anonyme) governed by the present Articles of Incorporation and by Title twenty-six of the Swiss Code of Obligations (the “CO”).

The duration of the Company shall be indefinite.

The registered office is in Apples.

Article 2

The Company shall be a holding company with the purpose of coordinating the activities of various Swiss and foreign subsidiaries of the Logitech group.

In addition, it shall have as a purpose the acquisition and management of shareholdings in other companies, and in particular the acquisition, holding and/or assignment of shareholdings in other commercial, industrial, financial or real property companies and enterprises, in Switzerland or abroad, directly or indirectly, in its own name and for its own account, or for the accounts of third parties, as investments or for other reasons, as well as for the financing of affiliated companies.

The Company may conduct, in Switzerland or abroad, any manner of activities, create branch offices, and undertake any real estate, financial or commercial operations which relate directly or indirectly to its purpose.

TITLE II

SHARE CAPITAL AND SHARES

Article 3

The share capital is fixed at CHF 47,901,655.- (forty-seven million nine hundred one thousand six hundred fifty-five Swiss francs), entirely paid-in.

It is divided into 47,901,655 (forty-seven million nine hundred one thousand six hundred fifty-five) registered shares having a par value of 1.- (one) Franc each.

Article 4

The shares shall be registered. They shall be numbered and shall bear the facsimile signatures of two members of the Board of Directors.

The general meeting of shareholders shall have the authority to convert the registered shares into bearer shares by means of an amendment to the Articles of Incorporation.

The Company shall have the authority to issue certificates representing blocks of shares.

The Company may forego the printing of registered shares and issuing of securities. However, any shareholder may require that the Company print and issue stock certificates at any time and free of charge. The Board of Directors shall set forth in regulations the details and the requirements for the execution thereof.

Article 5

Each share shall confer the right to a proportional part of the profit resulting from the balance sheet and the proceeds of liquidation.

Shareholders shall only have those obligations specified in the Articles of Incorporation, and shall not be personally liable for the debts of the Company.

Shares shall be indivisible; the Company shall recognize only one representative per share.

The ownership of a share shall entail acceptance of the provisions of these Articles of Incorporation.

Article 6

The Company shall maintain a share register which lists the names of the owners and beneficiaries of the shares as well as their domiciles.

Only those persons entered in the share register as owners shall be deemed to be shareholders of the Company.

The transfer of share ownership shall require delivery of the properly endorsed share certificate to the purchaser.

Registered shares not incorporated into a certificate as well as the respective rights associated therewith which are not incorporated into any certificate may be transferred only by assignment. Such assignment shall be valid only if the Company has been notified thereof.

When a shareholder appoints a bank as his agent to manage registered shares not incorporated into a certificate, such shares and the respective rights attached thereto likewise not incorporated into any certificate may be transferred only with the consent of said bank. Share pledging shall be possible only for the benefit of that bank; it is not necessary that the Company be notified.

Article 7

The Company shall not make any changes in the share register between the date of sending of the notices for a general meeting of shareholders and the day following such a meeting.

Should a shareholder change his address, he must so inform the Company. As long as a shareholder has not provided notice of a change of address to the Company, any written communication shall be validly made to his last address entered in the share register.

TITLE III

THE ORGANIZATION OF THE COMPANY

A. GENERAL MEETING OF SHAREHOLDERS

Article 8

The general meeting of shareholders shall be the supreme authority of the Company. It holds the inalienable rights provided for under Art. 698 of the CO.

The general meeting of shareholders shall convene at the place designated by the Board of Directors.

One or more shareholders who represent together at least ten per cent of the share capital may demand that a general meeting of the shareholders be called. One or more shareholders who represent together shares having an aggregate par value of one million Swiss Francs may demand that an item be included on the agenda for a shareholders’ meeting. A shareholder demand to call a meeting and to include an item on the agenda shall be made in writing and shall describe the matters to be considered and any proposals to be made to the shareholders. Such written request shall be received by the Board of Directors at least sixty (60) days before the date proposed for the general meeting of shareholders.

Article 9

The general meeting of shareholders shall be called in writing by notices sent to each shareholder at the address entered in the share register at least twenty days before the date of the meeting.

Article 10

Each share confers the right to one vote.

Only those shareholders who are registered on the day of the mailing of the notices convening the general meeting of shareholders shall have the right to vote.

Article 11

Any shareholder may appoint a representative who need not be a shareholder, provided that person holds a written proxy. Members of the Board of Directors who are present shall decide whether to accept or refuse such proxies.

Article 12

The general meeting of shareholders shall be presided over by the chairman of the board or any other member of the Board of Directors. In the absence of such persons, the chairman shall be appointed by the general meeting.

The chairman shall appoint the secretary of the general meeting and the scrutineers.

Article 13

In the absence of any provision to the contrary in the law or these Articles of Incorporation, the general meeting of shareholders shall make resolutions and proceed to elections by an absolute majority of the votes cast. In the event of a tie vote, the vote of the chairman shall decide.

As a general rule, voting and elections shall be conducted by a show of hands; however, a secret ballot shall be used when the chairman so orders or when 25 shareholders present at the meeting shall so request.

B. BOARD OF DIRECTORS

Article 14

The Board of Directors of the Company shall be composed of at least three members appointed by the general meeting of shareholders for a term of three years and who shall be indefinitely re-eligible.

The Board of Directors shall organize itself. It shall be called to a meeting by the chairman as often as business requires.

Article 15

The Board of Directors shall make decisions and proceed to elections by a majority vote of the members present at the meeting. In the event of a tie vote, the vote of the chairman shall decide.

The decisions of the Board of Directors may be made in the form of a written consent (given by letter, fax or telegram) to a proposal, such consent representing a majority of all the members of the Board of Directors inasmuch as the proposal was submitted to all the members of the Board of Directors, unless a discussion is requested by one of them.

Article 16

The Board of Directors shall have the non-transferable and inalienable powers provided for under Art. 716a of the CO.

It may make decisions on any matters which have not been reserved to the general meeting of shareholders.

Article 17

The Board of Directors may, in compliance with the organizational regulations, entrust the management and the representation of the Company to one or more of its members (delegates) or to third parties (managers) who need not be shareholders.

Article 18

In countries where laws or customs require for companies that important documents, or those subject to certain conditions of form have a seal, a seal may be affixed next to the signature.

The Board of Directors shall determine those seals and set the rules regarding the use thereof.

C. AUDITORS

Article 19

The general meeting of shareholders shall appoint one or several auditors as statutory auditors. It may appoint substitute auditors.

The tenure of the auditors shall be one year; such term shall end during the general meeting of shareholders to which the annual report must be submitted. Reappointment shall be possible.

TITLE IV

BUSINESS YEAR, ANNUAL ACCOUNTS AND ALLOCATION OF PROFITS

Article 20

The business year shall begin on April 1st and end on March 31st.

Article 21

Five per cent of the annual profits shall be allocated to the general reserve until such reaches twenty per cent of the paid in share capital. Should the general reserve be used in any amount the allocation of profits shall be made until this level is reached again.

The balance of the profits arising from the balance sheet shall be distributed according to the resolutions of the general meeting of shareholders, upon proposition of the Board of Directors; however, the mandatory legal provisions of the law relating to the legal reserve must be complied with.

Article 22

Dividends shall be paid at the time specified by the Board of Directors. Any dividend which has not been claimed within five years of it becoming due is time-barred by statute of limitations and shall be forfeited to the Company by simple right and automatically.

TITLE V

LIQUIDATION

Article 23

The general meeting of shareholders shall retain its right to approve the accounts at the time of liquidation and shall have the authority to discharge the liquidators with respect to their activities in connection therewith.

After payment of liabilities, the assets of the dissolved Company shall be distributed among the shareholders pro rata according to the par value of each such shareholders’ shares.

TITLE VI

PUBLIC NOTICES—COMMUNICATIONS

Article 24

Public notices by the Company shall be made in the Feuille Officielle Suisse du Commerce (Swiss Official Commercial Gazette)).

TITLE VII

CONTRIBUTIONS IN KIND—ACQUISITION OF PROPERTY

Article 25

1.	Daniel Borel contributed to the Company, one thousand four hundred thirty-nine (1,439) bearer shares of Logitech S.A. at Romanel-sur-Morges, at a par value of one hundred francs (CHF 100.-) each, against a total purchase price of seven million one hundred ninety-five thousand francs (-CHF 7,195,000.-).

Daniel Borel’s contribution was made and accepted the purchase price of seven million one hundred ninety-five thousand francs (CHF 7,195,000.-).

In exchange, seventy-one thousand nine hundred fifty (71,950) fully paid-in up bearer shares of Logitech International S.A. at a par value of one hundred francs (CHF 100.-) each were delivered to Daniel Borel.

2.	Timothy Zier contributed to the Company, fourteen million twenty-eight thousand four hundred ninety-two (14,028,492) registered shares of Logitech, Inc. at Palo Alto (California, United States of America), without par value, against a total purchase price of fifteen million francs (CHF 15,000,000.-).

In exchange, one hundred fifty thousand (150,000) fully paid-in bearer shares of Logitech International S.A. at a par value of one hundred francs (CHF 100.-) each were delivered to Timothy Zier.

3.	Daniel Borel contributed to the Company, eight hundred thousand (800,000) registered shares of Logitech Far East at Taiwan (The People’s Republic of China) [sic], at a par value of ten Taiwan dollars ($NT 10.00) each, against a total purchase price of one million francs (CHF 1,000,000.-).

Daniel Borel’s contribution was made and accepted against the purchase price of one million francs (CHF 1,000,000.-).

In exchange, ten thousand (10,000) fully paid-in bearer shares of Logitech International S.A. at a par value of one hundred francs (CHF 100.-) each were delivered to Daniel Borel.

4.	Pierluigi Zappacosta contributed to the Company, five hundred sixty (560) bearer shares of Logitech S.A. at Romanel-sur-Morges, at a par value of one hundred francs (CHF 100.-) each, against a total purchase price of two million eight hundred thousand francs (CHF 2,800,000.-).

Pierluigi Zappacosta’s contribution was made and accepted against the purchase price of two million eight hundred thousand francs (CHF 2,800,000.-).

In exchange, twenty-eight thousand (28,000) fully paid-in bearer shares of Logitech International S.A. at a par value of one hundred francs (CHF 100.-) each were delivered to Pierluigi Zappacosta.

5.	François Davoine contributed to the Company, one (1) bearer share of Logitech S.A. at Romanel-sur-Morges, against a purchase price of five thousand Swiss francs (CHF 5,000.-).

François Davoine’s contribution was made and accepted against the purchase price of five thousand francs (CHF 5,000.-).

In exchange, fifty (50) fully paid-in bearer shares of Logitech International S.A. at a par value of one hundred francs (CHF 100.-) each were delivered to François Davoine.

Article 26

The Company intends to purchase in cash from Daniel Borel acting as a fiduciary the following shareholdings:

•	The shares of Logitech Italia S.r.l.’s capital in the amount of twenty million lire (ITL 20,000,000.00) for a maximum amount of fifty thousand francs (CHF 50,000.-).

•	The shares of Logitech UK Ltd.’s capital in the amount of twenty thousand pounds (£ 20,000.00) for a maximum amount of one hundred thousand francs (CHF 100,000.-).

•	The shares of Logitech Japan K.K.’s capital in the amount of fifty million yen (¥ 50,000,000.00) for a maximum amount of six hundred thousand francs (CHF 600,000.-).

•	The shares of Logitech GmbH’s capital in the amount of fifty thousand German marks (DM 50,000.00) for a maximum amount of fifty thousand francs (CHF 50,000.-).

Article 27

Until June 27th, 2004, the Board of Directors shall be authorized to increase the share capital by CHF 10’000’000.- (ten million) through the issue of 10’000’000 (ten million) registered shares of CHF 1.- (one) nominal value each. The new shares must be fully paid-in. The Board of Directors may execute the capital increase in one or several blocks.

For important reasons, the Board of Directors may exclude the preferential subscription right of the shareholders, in particular if the shares are issued in connection with acquisitions of other companies or undertakings or part of undertakings and mergers with other companies, the financing of acquisitions of other companies or undertakings or part of undertakings, as well as the placement of shares on international markets for the purposes of expanding the shareholder base or to obtain a listing on a foreign stock market. The preferential subscription rights which have not been exercised shall revert to the Company and shall be used by the Board of Directors in the interest of the Company.

The Board of Directors shall set the price at which the shares will be issued, the manner in which they will be paid-in, as well as the conditions under which preferential subscription rights can be exercised.

Article 28

By the exercise of share option rights granted to certain employees, officers and directors of the group according to the 1988 Stock Option Plan, the 1989 Stock Purchase Plan, the 1996 Stock Plan and the 1996 Stock Purchase Plan, the share capital of the Company may be increased at most by fifteen million one hundred sixty-five thousand four hundred sixty-five francs (CHF 15,165,465.-) by way of the issue of fifteen million one hundred sixty-five thousand four hundred sixty-five francs (15,165,465) registered shares at a par value of one Franc (CHF 1.-) each.

The shareholders’ preferential subscription rights shall be eliminated for such new shares.

Article 29

By the exercise of conversion rights which are granted in relation with the issue of convertible bonds, the share capital of the Company shall be increased by a maximum aggregate amount of two million, seven hundred twenty-five thousand Francs (CHF 2’725’000.-) through the issuance to the holders of such bonds of a maximum of two million, seven hundred twenty-five thousand (2’725’000) fully paid-in registered shares with a nominal value of one franc (CHF 1.-) each.

The shareholders’ right to subscribe shares in priority is excluded. The shareholders’ right to subscribe for bonds in advance may be limited or excluded by the Board of Directors to finance or refinance the acquisition of enterprises or parts thereof.

To the extent that the right to subscribe for bonds in advance is excluded, (1) the bonds must be placed with the public at market conditions, (2) the term to exercise conversion rights may not exceed five years (5) as of the date of the bond issue and (3) the conversion price for the new shares must at least correspond to the market conditions prevailing at the time of the bond issue.

The above text is a translation of the original French articles of incorporation (Statuts), which constitute the definitive text and are binding in law.